**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Richard Jacobson, Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income of $2.6 Million or $0.16 Per Share for the Third Quarter of 2013

Renton, Washington – October 24, 2013 – First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported  net income for the quarter ended September 30, 2013 of $2.6 million or $0.16 per diluted share, compared to net income of $16.4 million, or $0.95 per diluted share for the quarter ended June 30, 2013 and a net loss of $791,000, or $0.04 per diluted share for the comparable quarter in 2012. For the nine months ended September 30, 2013, net income was $20.5 million or $1.21 per diluted share, compared to $1.2 million or $0.07 per diluted share for the comparable period in 2012.

As reported previously, during the quarter ended June 30, 2013, the Company reversed most of the valuation allowance on its deferred tax asset (“DTA”) reflecting its return to profitability and its expectations of sustainable profitability for future periods.  The reversal of the DTA valuation allowance, combined with the Company’s pre-tax income of $2.6 million, resulted in a net tax benefit of $13.8 million.  During the quarter ended September 30, 2013, the Company reversed an additional $135,000 of its DTA valuation allowance and expects to reverse the small remainder of its DTA valuation allowance in the final quarter of 2013.

“During the quarter, we continued to see improvement in our credit quality metrics, with nonperforming assets declining to $22.0 million at September 30, 2013 from $28.8 million at June 30, 2013 and $42.8 million at September 30, 2012. We are pleased to report continued success disposing of our other real estate owned (“OREO”), which decreased to $12.6 million at September 30, 2013 compared to $19.2 million at September 30, 2012, a 34.4% decline over the past 12 months.” stated Joseph W. Kiley III, President and Chief Executive Officer.

Highlights for the quarter ended September 30, 2013 included:

•	Loan originations for the quarter were $36.7 million, compared to $54.2 million and $30.6 million for the quarters ended June 30, 2013 and September 30, 2012, respectively;

•
Nonperforming assets at September 30, 2013 decreased $6.8 million, or 23.4% to $22.0 million from $28.8 million at June 30, 2013 and decreased $20.8 million, or 48.5% from $42.8 million at September 30, 2012;

•
Net OREO related expenses increased $279,000 to a net loss of $123,000 for the quarter, compared to a net gain of $156,000 for the quarter ended June 30, 2013 and a net loss of $1.6 million for the  comparable quarter of 2012;

•	Sales of OREO generated net gains on sales of $35,000 for the quarter, compared to net gains of $383,000 and $78,000 for the quarters ended June 30, 2013 and September 30, 2012, respectively;

•	The Company’s book value per share increased to $11.05 at September 30, 2013, from $10.88 at June 30, 2013 and $9.84 at September 30, 2012;

•
Under the stock repurchase plan (“Plan”) approved by the Board of Directors in August 2013, the Company was authorized to purchase 848,271 shares of its common stock, of which 276,620 shares were purchased at an average price per share of $10.70 during the quarter.  Earlier in the year, the Company  repurchased 1,879,747 shares at an average price of $10.06 per share under the Plan approved in May 2013.

•	The Bank’s Tier 1 and total risk-based capital ratios at September 30, 2013 were 18.51% and 28.14%, respectively.

There was no provision for loan losses recorded in the third quarter based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”). This compares to $100,000 for the prior quarter and a $700,000 provision for the comparable quarter one year ago. The following items were considered in evaluating the loan loss provision for the quarter ended September 30, 2013:

•	Delinquent loans (loans over 30 days past due) were $5.5 million at September 30, 2013, decreasing $2.6 million and $19.1 million from June 30, 2013 and September 30, 2012, respectively;

•	Nonperforming loans were $9.4 million at September 30, 2013 decreasing $5.1 million and $14.1 million from June 30, 2013 and September 30, 2012, respectively;

•
Nonperforming loans as a percent of total loans was 1.4% at September 30, 2013, compared to 2.2% at June 30, 2013 and 3.5% at September 30, 2012, continuing the trend of improvement within the loan portfolio.

The ALLL represented 130.1% of nonperforming loans and 1.8% of total loans at September 30, 2013, compared to 84.6% and 1.8%, respectively, at June 30, 2013.

The following table presents a breakdown of our nonperforming assets:

				Three Month	One Year
	September 30,	June 30,	September 30,	Increase/	Increase/
	2013	2013	2012	(Decrease)	(Decrease)
	(in thousands)
Nonperforming loans:
One-to-four family residential	$3,003	$5,709	$8,447	$(2,706)	$(5,444)
Multifamily	238	244	4,711	(6)	(4,473)
Commercial real estate	1,204	3,520	2,287	(2,316)	(1,083)
Construction/land development	4,328	4,369	7,997	(41)	(3,669)
Consumer	662	717	141	(55)	521
Total nonperforming loans	9,435	14,559	23,583	(5,124)	(14,148)

OREO	12,600	14,226	19,209	(1,626)	(6,609)

Total nonperforming assets	$22,035	$28,785	$42,792	$(6,750)	$(20,757)

Nonperforming assets as a
percent of total assets	2.47%	3.19%	4.40%

The following table presents a breakdown of our OREO by county and property type at September 30, 2013:

	County					Number of	Percent of
	King	Pierce	Kitsap	All Other	Total OREO	Properties	Total OREO
	(dollars in thousands)
OREO:
One-to-four family residential	$1,077	$719	$-	$-	$1,796	10	14.3%
Commercial real estate (1)	546	7,870	920	912	10,248	13	81.3%
Construction/land development	-	223	-	333	556	2	4.4%
Total OREO	$1,623	$8,812	$920	$1,245	$12,600	25	100.0%
__________
(1)	Of the 13 properties classified as commercial real estate, eight are office/retail buildings, two are mixed-use buildings and three are undeveloped lots.

OREO decreased $1.6 million, or 11.3% to $12.6 million at September 30, 2013, from $14.2 million at June 30, 2013, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $2.5 million of OREO during the third quarter of 2013, generating net gains of $35,000.  Our largest OREO property is an office/retail building valued at $3.4 million, located in Pierce County.  We are currently in the process of leasing up the building and preparing it for sale.  As a result of our quarterly evaluation of our OREO, we expensed $135,000 related to the decline in the market values of properties in our portfolio during the current quarter, compared to $76,000 for the second quarter of 2013. We incurred additional OREO expenses of $23,000 during the quarter ended September 30, 2013, compared to $151,000 for the quarter ended June 30, 2013. We continue to actively market our OREO properties in an effort to minimize the amount of our holding costs and to convert these nonperforming assets into performing assets.

The following table presents a breakdown of our troubled debt restructured (“TDR”) loans:

				Three Month	One Year
	September 30,	June 30,	September 30,	Increase/	Increase/
	2013	2013	2012	(Decrease)	(Decrease)
	(in thousands)
Nonperforming TDRs:
One-to-four family residential	$783	$2,858	$3,907	$(2,075)	$(3,124)
Multifamily	-	-	1,058	-	(1,058)
Consumer	45	46	48	(1)	(3)

Total nonperforming TDRs	828	2,904	5,013	(2,076)	(4,185)

Performing TDRs:
One-to-four family residential	48,512	47,756	52,467	756	(3,955)
Multifamily	2,218	1,229	1,243	989	975
Commercial real estate	12,158	12,204	11,058	(46)	1,100

Total performing TDRs	62,888	61,189	64,768	1,699	(1,880)

Total TDRs	$63,716	$64,093	$69,781	$(377)	$(6,065)

During the third quarter of 2013, TDRs decreased $377,000 to $63.7 million, compared to $64.1 million at June 30, 2013.  At September 30, 2013, $62.9 million or 98.7% of TDRs were performing in accordance with their repayment terms.

Net interest income for the third quarter of 2013 decreased $60,000 to $7.7 million, compared to the second quarter of 2013, and increased $534,000 from the same quarter in 2012. Net interest income for the nine months ended September 30, 2013 increased $757,000 to $22.9 million, compared to $22.2 million for the same period in 2012.

Interest income for the third quarter of 2013 decreased $608,000 compared to the same quarter in 2012, due in part to the decline in yields on the loan portfolio during this sustained low interest rate environment resulting in a significant number of loans refinancing at lower rates.

Interest expense decreased $1.1 million compared to the same quarter in 2012 primarily due to decreases in the average balance of both certificates of deposit and Federal Home Loan Bank of Seattle (“FHLB”) advances, and a lower cost of funds. The average balance of our certificates of deposit and FHLB advances decreased $80.9 million and $9.1 million, respectively, during the third quarter of 2013 compared to the third quarter of 2012. The change in the average balances of certificates of deposit between these periods accounted for $368,000 of the decrease in interest expense, while $362,000 of the decline was due to the repricing of the certificates at lower market rates. We have priced our certificate of deposit accounts to reflect the lower interest rate environment, which has contributed to the decrease in the average balance as some of our customers have elected to withdraw their funds to invest in higher yielding non-deposit investment products. Interest expense on FHLB advances increased slightly compared to the quarter ended June 30, 2013 due to the change in the average balance outstanding.  The decrease in interest expense for FHLB advances during the quarter compared to the third quarter one year ago was due to a $57,000 decrease in the average balance for FHLB advances and a $311,000 decrease in the average cost resulting from the refinance and prepayment of certain advances during the first quarter of 2013.

Our net interest margin for both quarters ended September 30, 2013 and June 30, 2013, was 3.71%, an improvement from 3.08% for the quarter ended September 30, 2012.  Our ratio of average interest-earning assets to average interest-bearing liabilities grew to 121.31% at September 30, 2013, from 118.96% at September 30, 2012, reflecting our efforts to convert nonearning assets to earnings assets, resulting in a more efficient balance sheet.

Noninterest income for the quarter ended September 30, 2013 decreased $35,000 to $120,000 compared to the quarter ended June 30, 2013, and increased $13,000 compared to the same quarter in 2012. We incurred a loss of $39,000 on investment sales during the quarter ended September 30, 2013, compared to a gain of $1,000 in the quarter ended June 30, 2013, and no sales of investments during the quarter ended September 30, 2012.

Noninterest expense for the quarter ended September 30, 2013 increased $82,000 compared to the second quarter of 2013 due primarily to one-time compensation expenses relating to the previously reported departure of three executive officers during the quarter.  Noninterest expense for the quarter ended September 30, 2013 decreased $2.1 million compared to the same quarter in 2012. The decrease from the comparable quarter in 2012 was due in large part to a decrease in net OREO related expenses of $1.4 million.   In addition, proxy contest and related litigation expenses decreased $263,000 between periods.  Our efficiency ratio was 68.5% during the quarter ended September 30, 2013, compared to 66.7% for the quarter ended June 30, 2013 and 101.9% for the comparable period one year ago.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to continue to pay dividends on or repurchase our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
				Nine Month	One Year
	September 30,	December 31,	September 30,	Increase/	Increase/
Assets	2013	2012	2012	(Decrease)	(Decrease)

Cash on hand and in banks	$5,118	$4,289	$5,265	19.3%	(2.8	) %
Interest-bearing deposits	17,486	83,452	103,968	(79.0)	(83.2)
Investments available-for-sale, at fair value	151,344	152,262	158,959	(0.6)	(4.8)
Loans receivable, net of allowance of $12,271, $12,542
and $14,168	652,593	650,468	650,348	0.3	0.3
Premises and equipment, net	17,491	18,073	18,259	(3.2)	(4.2)
FHLB stock, at cost	7,083	7,281	7,347	(2.7)	(3.6)
Accrued interest receivable	3,650	3,484	3,730	4.8	(2.1)
Investment trades receivable	4,982	-	-	n/a	n/a
Deferred tax assets, net	14,842	1,000	1,000	1,384.2	1,384.2
OREO	12,600	17,347	19,209	(27.4)	(34.4)
Prepaid expenses and other assets	4,471	4,999	4,968	(10.6)	(10.0)
Total assets	$891,660	$942,655	$973,053	(5.4)	(8.4)

Liabilities and Stockholders' Equity

Interest-bearing deposits	$609,738	$659,643	$689,950	(7.6)	(11.6)
Noninterest-bearing deposits	9,455	6,154	6,147	53.6	53.8
Advances from the FHLB	74,000	83,066	83,066	(10.9)	(10.9)
Advance payments from borrowers for taxes and insurance	2,989	2,186	4,164	36.7	(28.2)
Accrued interest payable	62	179	187	(65.4)	(66.8)
Investment trade payable	5,125	-	-	n/a	n/a
Other liabilities	4,680	4,310	4,577	8.6	2.3
Total liabilities	706,049	755,538	788,091	(6.6)	(10.4)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares; no shares issued or outstanding	-	-	-	-	-
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 16,789,790 shares at
September 30, 2013, and 18,805,168 at December 31, 2012
and September, 30, 2012	168	188	188	(10.6)	(10.6)
Additional paid-in capital	171,278	190,534	190,085	(10.1)	(9.9)
Retained earnings, substantially restricted	25,892	6,650	5,139	289.4	403.8
Accumulated other comprehensive income (loss), net of tax	(1,570)	748	835	(309.9)	(288.0)
Unearned Employee Stock Ownership Plan
("ESOP") shares	(10,157)	(11,003)	(11,285)	(7.7)	(10.0)
Total stockholders' equity	185,611	187,117	184,962	(0.8)	0.4
Total liabilities and stockholders' equity	$891,660	$942,655	$973,053	(5.4)	(8.4)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month	One Year
	September 30,	June 30,	September 30,	Increase /	Increase/
	2013	2013	2012	(Decrease)	(Decrease)
Interest income
Loans, including fees	$8,995	$9,063	$9,539	(0.8)%	(5.7)%
Investments available-for-sale	533	603	507	(11.6)	5.1
Interest-bearing deposits	19	18	111	5.6	(82.9)
Dividends on Federal Home Loan Bank stock	2	-	-	n/a	n/a
Total interest income	9,549	9,684	10,157	(1.4)	(6.0)
Interest expense
Deposits	1,655	1,763	2,429	(6.1)	(31.9)
FHLB advances	149	116	517	28.4	(71.2)
Total interest expense	1,804	1,879	2,946	(4.0)	(38.8)
Net interest income	7,745	7,805	7,211	(0.8)	7.4
Provision for loan losses	-	100	700	(100.0)	(100.0)
Net interest income after provision for loan losses	7,745	7,705	6,511	0.5	19.0
Noninterest income
Net gain (loss) on sale of investments	(39)	1	-	(4,000.0)	n/a
Other	159	154	107	3.2	48.6
Total noninterest income	120	155	107	(22.6)	12.1
Noninterest expense
Salaries and employee benefits	3,822	3,755	3,680	1.8	3.9
Occupancy and equipment	339	345	391	(1.7)	(13.3)
Professional fees	452	387	460	16.8	(1.7)
Data processing	175	176	174	(0.6)	0.6
Gain on sale of OREO property, net	(35)	(383)	(78)	(90.9)	(55.1)
OREO market value adjustments	135	76	1,157	77.6	(88.3)
OREO related expenses, net	23	151	486	(84.8)	(95.3)
Regulatory assessments	172	94	298	83.0	(42.3)
Insurance and bond premiums	109	121	100	(9.9)	9.0
Proxy contest and related litigation	1	16	264	(93.8)	(99.6)
Marketing	29	42	68	(31.0)	(57.4)
Other general and administrative	166	526	457	(68.4)	(63.7)
Total noninterest expense	5,388	5,306	7,457	1.5	(27.7)
Income before federal income tax provision (benefit)	2,477	2,554	(839)	(3.0)	(395.2)
Federal income tax benefit	(135)	(13,809)	(48)	(99.0)	181.3
Net income (loss)	$2,612	$16,363	$(791)	(84.0)	(430.2)

Basic earnings (loss) per share	$0.16	$0.96	$(0.04)	(83.3)	(500.0)
Diluted earnings (loss) per share	$0.16	$0.95	$(0.04)	(83.2)	(500.0)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended		One Year
	September 30,		Increase/
	2013	2012	(Decrease)
Interest income
Loans, including fees	$27,102	$29,813	(9.1)%
Investments available-for-sale	1,609	1,600	0.6
Interest-bearing deposits with banks	58	305	(81.0)
Dividends on FHLB stock	2	-	n/a
Total interest income	28,771	31,718	(9.3)
Interest expense
Deposits	5,311	7,997	(33.6)
Federal Home Loan Bank advances	521	1,539	(66.1)
Total interest expense	5,832	9,536	(38.8)
Net interest income	22,939	22,182	3.4
Provision for loan losses	100	3,050	(96.7)
Net interest income after provision for loan losses	22,839	19,132	19.4
Noninterest income
Net gain (loss) on sale of investments	(38)	288	(113.2)
Other	417	430	(3.0)
Total noninterest income	379	718	(47.2)
Noninterest expense
Salaries and employee benefits	11,191	10,558	6.0
Occupancy and equipment	1,038	1,191	(12.8)
Professional fees	1,195	1,401	(14.7)
Data processing	513	540	(5.0)
Gain on sale of OREO property, net	(1,050)	(427)	145.9
OREO market value adjustments	356	1,702	(79.1)
OREO related expenses, net	508	1,421	(64.3)
Regulatory assessments	549	709	(22.6)
Insurance and bond premiums	344	300	14.7
Proxy contest and related litigation	106	868	(87.8)
Marketing	89	181	(50.8)
Prepayment penalty on FHLB advances	679	-	n/a
Other general and administrative	1,054	1,203	(12.4)
Total noninterest expense	16,572	19,647	(15.7)
Income before federal income tax benefit	6,646	203	3,173.9
Federal income tax benefit	(13,886)	(999)	1,290.0
Net income	$20,532	$1,202	1,608.2

Basic earnings per share	$1.21	$0.07	1,628.6
Diluted earnings per share	$1.21	$0.07	1628.6

The following table presents a breakdown of our loan portfolio (unaudited):
	September 30, 2013		December 31, 2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$279,336	41.1%	$306,851	45.5%
Construction	-	-	177	0.1
	279,336	41.1	307,028	45.6
Multifamily:
Permanent	106,965	15.8	105,936	15.7
Construction	12,360	1.8	5,585	0.8
	119,325	17.6	111,521	16.5
Commercial real estate:
Permanent	224,649	33.1	207,436	30.8
Construction	13,805	2.0	12,500	1.8
Land	1,957	0.3	1,942	0.3
	240,411	35.4	221,878	32.9
Construction/land development: (2)
One-to-four family residential	1,795	0.3	608	0.1
Multifamily	12,741	1.9	8,375	1.2
Commercial	5,770	0.8	-	-
Land development	7,958	1.2	10,435	1.6
	28,264	4.2	19,418	2.9

Business	1,795	0.3	2,968	0.4
Consumer	9,535	1.4	11,110	1.7
Total loans	678,666	100.0%	673,923	100.0%
Less:
Loans in Process ("LIP")	11,355		8,856
Deferred loan fees, net	2,447		2,057
ALLL	12,271		12,542
Loans receivable, net	$652,593		$650,468
______________
(1)	Includes $121.1 million and $139.8 million of non-owner occupied loans at September 30, 2013 and December 31, 2012, respectively.

(2)
Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one  loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. At September 30, 2013, we had $13.8 million, or 5.7% of our total commercial real estate portfolio and $12.4 million, or 10.4% of our total multifamily portfolio in these "rollover" type of loans. At December 31, 2012, we had $12.5 million, or 5.6% of our total commercial real estate portfolio, $5.6 million, or 5.0% of our total multifamily portfolio and $177,000, or 0.1% of our total one-to-four family loan portfolio in these rollover type of loans. At September 30, 2013 and December 31, 2012, $2.0 million  and $1.9 million, respectively, of commercial real estate loans were not included in the contruction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets (1)	1.12%	2.70%	0.63%	(0.32)%
Return (loss) on equity (1)	5.37	12.94	3.25	(1.70)
Dividend payout ratio	25.00	4.17	-	-
Equity-to-assets	20.82	20.74	19.85	19.01
Interest rate spread	3.52	3.51	2.86	2.84
Net interest margin	3.71	3.71	3.09	3.08
Average interest-earning assets to average interest-bearing liabilities	121.31	122.52	119.82	118.96
Efficiency ratio	68.51	66.66	78.88	101.90
Noninterest expense as a percent of average total assets	2.41	2.39	2.35	3.01
Book value per common share	$11.05	$10.88	$9.95	$9.84

Capital Ratios (2):
Tier 1 leverage	18.51%	19.24%	15.79%	15.16%
Tier 1 risk-based	26.88	27.99	26.11	26.04
Total risk-based	28.14	29.25	27.37	27.31

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	1.41%	2.18%	3.42%	3.54%
Nonperforming assets as a percent of total assets	2.47	3.19	4.25	4.40
ALLL as a percent of total loans, net of undisbursed funds	1.84	1.84	1.89	2.13
ALLL as a percent of nonperforming loans, net of undisbursed funds	130.06	84.57	55.11	60.08
Net charge-offs (recoveries) to average loans receivable, net	0.01	(0.03)	0.25	0.15

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,313	$12,002	$14,168	$14,450
Provision	-	100	-	700
Charge-offs	(107)	(537)	(2,202)	(2,341)
Recoveries	65	748	576	1,359
ALLL, end of the quarter	$12,271	$12,313	$12,542	$14,168

Nonperforming Assets (3):
Nonperforming loans (4):
Nonaccrual loans	$8,607	$11,655	$18,231	$18,570
Nonaccrual TDRs	828	2,904	4,528	5,013
Total nonperforming loans	$9,435	$14,559	$22,759	$23,583
OREO	12,600	14,226	17,347	19,209
Total nonperforming assets	$22,035	$28,785	$40,106	$42,792

Performing TDRs	$62,888	$61,189	$65,848	$64,768
_____________
(1) The $135,000 and $13.8 million tax benefit at September 30, 2013 and June 30, 2013, respectively were not annualized in the calculation of this ratio.
(2) Capital ratios are for First Savings Bank Northwest only.
(3) Loans are reported net of undisbursed funds.
(4) There were no loans 90 days or more past due and still accruing interest.